Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Premier Multi-Series VIT of our report dated February 17, 2017, relating to the financial statements and financial highlights, which appears in NFJ Dividend Value Portfolio’s and RCM Dynamic Multi-Asset Plus VIT Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

April 18, 2017